CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-42162 and 811-6377) of our reports dated October 28, 2015 on the financial statements and financial highlights of Dreyfus Municipal Funds, Inc. (comprising, respectively, Dreyfus AMT-Free Municipal Bond Fund and Dreyfus High Yield Municipal Bond Fund) (the “Funds”) included in the Funds’ annual reports for the fiscal year ended August 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 22, 2015